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[LOGO OMITTED]  7961 SHAFFER PARKWAY
                SUITE 5
                LITTLETON, COLORADO 80127
                TELEPHONE  (720) 981-1185
                FAX  (720) 981-1186

                                           Trading Symbol:  VGZ
                                           Toronto and American Stock Exchanges

_____________________________________________________NEWS ______________________

VISTA GOLD CORP. ANNOUNCES LETTER OF INTENT TO ACQUIRE THE PAREDONES AMARILLOS GOLD PROJECT

DENVER, COLORADO MAY 29, 2002 - Vista Gold Corp. (TSE; AMEX - VGZ) is pleased to announce that it has signed a non-binding letter of intent to purchase the 100% interest held by Viceroy Resource Corporation (Viceroy) in the Paredones Amarillos gold project on the Baja Peninsula, Mexico. Completion of the transaction is subject to completion of a due diligence review of the project by Vista, governmental and regulatory approvals, and negotiation and execution of a definitive purchase agreement.

The total purchase price of Cdn $3 million (approximately U.S. $2 million), will be payable 50% in cash, with Cdn $1.0 million due at closing and Cdn $0.5 million due one year from closing, and 50% in Vista Gold equity units (the "Equity Units") consisting of one common share and one warrant to purchase one common share. The price of the Equity Units will be 90% of the weighted average closing price of the Corporation's common shares on the five trading days immediately preceding the date of the definitive purchase agreement. The warrants will be priced at 125% of the weighted average closing price of the Corporation's common shares on the five trading days immediately preceding the date of the definitive purchase agreement.

Based on a resource estimate provided by Viceroy (Ronald G. Simpson, H.B.Sc., P. Geo., consulting geologist, Qualified Person) the Paredones Amarillos project contains measured and indicated resources of 54.3 million tonnes grading 1.054 grams per tonne gold, containing 1.84 million ounces of gold. The drilling database contains 302 drill holes comprising 62,525 meters of drilling. As part of its due diligence, the Corporation will commission an independent resource study to restate the Paredones Amarillos resources in compliance with National Instrument 43-101.

"Following the closing of the private placement financing that was announced on March 20, 2002, we have moved quickly to begin the execution of our stated plan to build Vista Gold into the premier option-play on gold. The acquisition of this quality gold resource is an important first step. The acquisition of Paredones Amarillos would effectively double the size of the Corporation's available gold resources, and with an acquisition cost just over U.S. $1 per ounce of gold resource, it represents significant value for our shareholders," said Jock McGregor, President and Chief Executive Officer.

Vista Gold Corp. is an international gold mining, development and exploration company based in Littleton Colorado. Its holdings include the Hycroft mine in Nevada, the Amayapampa project in Bolivia, and exploration projects in North and South America.



The statements that are not historical facts are forward-looking statements involving known and unknown risks and uncertainties that could cause actual results to vary materially from targeted results. Such risks and uncertainties include those described from time to time in the Corporation's periodic reports, including the annual report on Form 10-K, as amended, filed with the U.S. Securities and Exchange Commission. The Corporation assumes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

For further information, please contact Jock McGregor or Jack Engele at
(720) 981-1185, or visit the Vista Gold Corp. website at www.vistagold.com